Exhibit 14.0

Code of Ethics Policy
Introduction
The following Code of Ethics is adopted as a means of promoting ethical conduct among all of the Bank's directors, officers and employees. The Code of Ethics is also designed to promote honesty in terms of communications within the Bank and from the Bank to its customers, markets and shareholders. Compliance with this Code of Ethics is the obligation of each director, officer and employee, and failure to do so will be considered a serious violation of Bank policy subject to sanctions, including the possible dismissal of the offending individual from all Bank positions depending on the nature and circumstances of the violation.
Complying with Law
All employees, officers and directors of the Bank should respect and comply with all laws, rules and regulations of the United States, Connecticut and the towns and other jurisdictions, in which the Bank conducts its business.
Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Bank and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Bank are not permitted to buy, sell or otherwise trade in the Bank's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Bank's securities. The Bank has adopted an “Insider Trading in NewMil Shares” Policy that contains specific restrictions on the trading of the Bank's securities. Bank employees, officers and directors are directed to the Bank's “Insider Trading in NewMil Shares Policy” and Francis J. Wiatr, Chairman, President and CEO, or B. Ian McMahon, CFO, if they have questions regarding the applicability of such insider trading prohibitions.
This Code of Ethics does not summarize all laws, rules and regulations applicable to the Bank and its employees, officers and directors. Please consult the various policies and guidelines that the Bank has issued for additional clarification, or consult your supervisor or senior management if you have additional questions.
Conflicts of Interest
All employees, officers and directors of the Bank should be scrupulous in avoiding a conflict of interest with regard to the Bank's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Bank. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Bank work objectively and effectively. A conflict of interest may also arise when an employee, officer or director, or member of his or her family, receives a personal benefit as a result of his or her position in the Bank, whether received from the Bank or a third party. Loans to or doing business with employees, officers and directors and their respective family members and/or business interests may create a conflict of interest. In addition to these general guidelines, the Bank maintains a Bank Bribery Policy and a Regulation O Policy which, respectively, specifically restricts the acceptance of certain personal benefits by Bank directors, officers and employees and restricts loans to the Bank's directors, executive officers and the related interests of these individuals.
Conflicts of interest are prohibited as a matter of Bank policy, except under guidelines approved by the Board of Directors or appropriate committees of the Board. Conflicts of interest may not always be clear-cut; employees and officers who have a question should consult with higher levels of management; directors should disclose any conflicts to the Board of Directors and excuse themselves from any related discussions. Any employee or officer who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or otherwise follow the procedures described in this Code. When in doubt, disclose a potential conflict to higher levels of management and abide by any instructions you are given.
It is almost always a conflict of interest for a Bank employee or officer to work contemporaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. In the case of a director it may be necessary to obtain approval forms from the State Department of Banking in the event that a consulting arrangement might propose a conflict of interest. In all cases the Board of Directors shall be made aware of any situation that requires its approval. The best policy for employees and officers is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Directors have outside interests that may facilitate the Bank's business; however, any potentially conflicting interest must be disclosed to the Board so that the Board can make an informed decision as to whether the potential conflict is acceptable in the Bank's best interests.
Corporate Opportunity
Employees, officers and directors owe a duty to the Bank to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Bank or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Bank.

Confidentiality
Employees, officers and directors of the Bank must maintain the confidentiality of confidential information entrusted to them by the Bank or its suppliers or customers, except when disclosure is authorized by senior management, permitted as a matter of Bank policy or procedure, or required by laws, regulations or legal proceedings. Employees, officers and directors should consult senior management if they believe they may have a legal obligation to disclose, and prior to the disclosure of that confidential information. Information about the Bank's customers and their accounts is per se confidential and protected by various state and federal laws.
Fair Dealing
Each employee, officer and director should endeavor to deal fairly with the Bank's customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.
Protection and Proper Use of Company Assets
All employees, officers and directors should protect the Bank's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Bank's profitability. All Bank assets should be used only for legitimate business purposes.
Accounting Complaints
The Bank's policy is to comply with all financial reporting and accounting regulations applicable to the Bank. If any employee, officer or director of the Bank has concerns or complaints regarding questionable accounting or auditing matters of the Bank, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submission may be directed to the attention of the Audit Committee (secondary contact-Joseph Carlson- jcarlson0@snet.net), or any director who is a member of the Audit Committee or to the Bank's liaison to external/internal auditors B. Ian McMahon, CFO, at the Bank's Main Office primary contact- imcmahon@newmilbank.com.
Reporting Any Illegal or Unethical Behavior
Employees, officers and directors are encouraged to talk to supervisors, senior managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code, or that other illegal or unethical conduct by employees, officers or directors of the Bank, have occurred or may occur should either contact their supervisor or superiors (in the case of directors, such matter should be raised with the Board of Directors). If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Bank's internal auditor (liaison), Primary contact-Ian McMahon-(imcmahon@newmilbank.com) or the Audit Committee of the Board of Directors of the Bank, Secondary contact-Joseph Carlson-(jcarlson0@snet.net). If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.
Bank Bribery
The purposes of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. The Federal Bank Bribery Act applies to the Bank's directors, officers and employees, and the Bank has adopted a Bank Bribery Policy that you should understand and comply with. No gift or entertainment should be offered, given, provided or accepted by any Bank employee, officer, or director, family member of the foregoing or agent unless it complies with the Bank's Bank Bribery Policy. Please discuss with your supervisor or senior management any things of value offered to you that you are not certain are appropriate under the Bank's Bank Bribery Policy.
Sanctity of Books and Records
All of the Bank's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Bank's transactions and must conform both to applicable legal requirements and to the Bank's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.
Records should always be retained or destroyed according to the Bank's records retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult your supervisor.
No Retaliation
The Company will not permit retaliation of any kind by or on behalf of the Bank and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.
Public Company Reporting
As a public company, it is of critical importance that the Bank's filings with the securities authorities be accurate and timely. Depending on their position with the Bank, an employee, officer or director may be called upon to provide necessary information to assure that the Bank's public reports are complete, fair and understandable. The Bank expects employees, officers and directors to take this responsibility very seriously and to provide prompt, accurate answers or certifications to internal inquiries related to the Bank's public disclosure requirements.

Amendment, Modification and Waiver
This Code may be amended, modified or waived by the Board of Directors; waivers may also be granted by the Audit Committee, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, and the rules there under and the applicable rules of the NASDAQ Stock Market.
Code of Ethics Policy Certification
I acknowledge that I have received and reviewed a copy of NewMil Bancorp, Inc.’s (“NewMil”) CODE OF ETHICS POLICY. I understand that NewMil has the right to change, delete, add to, suspend, or discontinue any of its policies and procedures at any time without prior notice, and that if NewMil so exercises this right and I continue to serve as a director or remain employed thereafter, I will abide by, and comply with, this policy, and any amendments or modifications thereto, which are then in effect.

Signature: ______________________________

Name: _________________________________

NewMil Title: ____________________________

Date: __________________________________